Exhibit 99.1

Athira Pharma Announces Proposed Settlement of Stockholder Derivative Action

BOTHELL, WA, May 17, 2024 — Athira Pharma, Inc. (NASDAQ: ATHA), a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration, today announced that the U.S. District Court for the Western District of Washington issued an order providing for preliminary approval of a proposed settlement of the claims asserted nominally on behalf of Athira against the individual defendants named in the previously disclosed stockholder derivative actions entitled Bushansky v. Kawas et al., No. 2:22-cv-497 and Houlihan v. Kawas et al., No. 2:22-cv-620, pending before the court. The proposed settlement calls for Athira to adopt certain corporate governance reforms and pay lead plaintiffs’ attorney’s fees, litigation expenses, and lead plaintiff service awards.

The order set a final approval hearing for Thursday, July 18, 2024, at 10:30 am. As required by the order, the following materials have been posted to the Investor Relations section of Athira’s website (http://investors.athira.com/): the Zoom meeting information for the final approval hearing, the Stipulation of Settlement, a Summary Notice of Proposed Settlement of Stockholder Derivative Action, and a Notice of Proposed Settlement of Derivative Actions, Final Approval Hearing, and Right to Appear.

About Athira Pharma, Inc.
Athira Pharma, Inc., headquartered in the Seattle, Washington area, is a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration. Athira aims to alter the course of neurological diseases by advancing its pipeline of therapeutic candidates that modulate the neurotrophic HGF system, including fosgonimeton, which is being evaluated for the potential treatment of mild-to-moderate Alzheimer’s disease in the Phase 2/3 LIFT-AD trial that is expected to report topline data in the second half of 2024. For more information, visit www.athira.com. You can also follow Athira on Facebook, LinkedIn and @athirapharma on X, (formerly known as Twitter), and Instagram.

Investor & Media Contact:

Julie Rathbun
Athira Pharma
Julie.rathbun@athira.com
206-769-9219